                         INFINITE TECHNOLOGY GROUP LTD.
                        1999 DIRECTORS' STOCK OPTION PLAN

                                    SECTION 1
                                  INTRODUCTION

     1.1 ESTABLISHMENT. Infinite Technology Group Ltd., a New York corporation, hereby establishes the Infinite Technology Group Ltd. 1999 Directors' Stock Option Plan (the "Plan") for the directors of Infinite Technology Group Ltd. ("Company").

     1.2 PURPOSES. The purposes of the Plan are to provide Eligible Directors (as defined in Section 2.1(e) below) selected for participation in the Plan with added incentives to continue as directors of the Company and to create in such persons a more direct interest in the future success of the operations of the Company by relating incentive compensation to increases in stockholder value, so that the income of the Eligible Directors is more closely aligned with the income of the Company's stockholders.

                                    SECTION 2
                                   DEFINITIONS

     2.1 DEFINITIONS. The following terms shall have the meanings set forth below:

         (a) "Board" means the Board of Directors of the Company.

         (b) "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

         (c) "Disability" means a physical or mental condition which, in the judgment of the Company, based on medical reports or other evidence satisfactory to the Company, permanently prevents an individual from satisfactorily performing his or her duties as a director for the Company.

         (d) "Effective Date" means the effective date of the Plan, which will be July 1, 1999, subject to the approval of the Plan by the Company's stockholders.

         (e) "Eligible Director" means each member of the Board and any individual elected as a new director to the Board or elected or appointed to the Board to fill a vacancy on the Board. "Eligible Employee Director" means an Eligible Director who is also an employee or officer of the Company or any of its affiliates. "Eligible Non-Employee Director" means an Eligible Director who is not an employee or officer of the Company or any of its affiliates.

         (f) "Fair Market Value" means the officially quoted closing price of the Stock on the National Market System of the National Association of Securities Dealers, Inc. Automated

Quotation ("Nasdaq") System on a particular date, or if no such prices are reported on Nasdaq, then Fair Market Value shall mean the average of the high and low sale prices for the Stock (or if no sales prices are reported, the average of the high and low bid prices) as reported by the principal regional stock exchange, or if not so reported, as reported by a quotation system of general circulation to brokers and dealers. If there are no Stock transactions on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Stock transactions. If the Stock is not publicly traded, the Fair Market Value of the Stock on any date shall be determined in good faith by the Administrative Committee after such consultation with outside legal, accounting and other experts as the Administrative Committee may deem advisable.

         (g) "Administrative Committee" means a committee or committees, each consisting of a member or members of the Board and/or such other person or persons as may be appointed from time to time by the Board, or the entire Board if no such Committee has been appointed. With respect to the administration of a grant or grants under the Plan to Eligible Directors subject to Rule 16b-3, such Administrative Committee shall be constituted so as to comply with Rule 16b-3 and shall consist of (i) two non-employee directors or (ii) the entire Board ("16b-3 Committee"); provided, that if a 16b-3 Committee is not required for such grant or grants to meet the exemption requirements under Rule 16b-3, then this sentence shall not be applicable.

         (h) "Non-statutory Option" means options that do not qualify as "incentive stock options" under Code Section 422.

         (i) "Option" means a right to purchase Stock at a stated price for a specified period of time.

         (j) "Option Price" means the price at which Shares of Stock subject to an Option may be purchased, determined in accordance with Section 5.2(c).

         (k) "Option Holder" means an Eligible Director of the Company who receives one or more Options under the Plan.

         (l) "Optioned Shares" means the Shares subject to an Option.

         (m) "Plan Year" means each 12-month period beginning January 1 and ending the following December 31, except that for the first year of the Plan, the Plan Year shall begin on the Effective Date and extend to the first December 31 following the Effective Date.

         (n) "Rule 16b-3" means Rule 16b-3 promulgated under the 1934 Act or any successor rule.

         (o) "Share" or "Shares" means a share or shares of Stock.

         (p) "Stock" means the common stock of the Company.

     2.2 GENDER AND NUMBER. Except where otherwise indicated by the content, the masculine gender also shall include the feminine gender, and the definition of any term herein in the singular also shall include the plural.

                                    SECTION 3
                               PLAN ADMINISTRATION

     3.1 ADMINISTRATIVE COMMITTEE. The Plan shall be administered by the Board or by a committee consisting of a member or members of the Board or other person(s) as may be appointed by the Board (the "Administrative Committee"). The Administrative Committee or the Board, as the case may be, shall have full authority to administer the Plan, including the authority to interpret and construe any provision of the Plan and any Option granted thereunder, and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of the Code or in order to conform to any regulation or to any change in any law or regulation applicable thereto, or as it may otherwise deem proper and in the best interests of the Company. The Administrative Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement entered into hereunder in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. However, the Administrative Committee shall have no authority, discretion or power to select the Eligible Directors who will receive any Option, determine the number of Shares to be issued hereunder, determine the time at which such Options are to be granted, establish the duration of the Options or alter any other terms or conditions specified in the Plan, except in the sense of administering the Plan pursuant to the provisions of the Plan. The Board may reserve to itself any of the authority granted to the Administrative Committee as set forth herein, and it may perform and discharge all of the functions and responsibilities of the Administrative Committee at any time that a duly constituted Administrative Committee is not appointed and serving. All references in this Plan to the "Administrative Committee" shall be deemed to refer to the Board whenever the Board is discharging the powers and responsibilities of the Administrative Committee.

     3.2 ACTIONS OF ADMINISTRATIVE COMMITTEE. No member of the Administrative Committee shall be liable for any action, interpretation or determination made in good faith (including determinations of Fair Market Value), and all members of the Administrative Committee shall, in addition to their rights as directors, be fully protected by the Company with respect to any such action, interpretation or determination. All actions taken and all interpretations and determinations made by the Administrative Committee pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes and on Option Holders, the Company and all other persons. Any determination reduced in writing and signed by all of the members shall be fully effective as if it had been made by a majority vote at a meeting duly called and held.

                                    SECTION 4
                           STOCK RESERVED FOR THE PLAN

     4.1 NUMBER OF SHARES. Subject to the provisions of Section 4.3 below, 400,000 Shares are authorized for issuance under the Plan in accordance with the provisions of the Plan. Shares which may be issued upon the exercise of Options shall be applied to reduce the maximum number of Shares remaining available under the Plan. The 400,000 Shares reserved for issuance under the Plan may be either authorized and unissued or held in the treasury of the Company.

     4.2 UNUSED AND FORFEITED STOCK. Any Shares that are subject to an Option under this Plan which are not used because the terms and conditions of the Option are not met, including any Shares that are subject to an Option which expires or is terminated for any reason, any Shares which are used for full or partial payment of the purchase price of Shares with respect to which an Option is exercised and any Shares retained by the Company pursuant to Section 5 automatically shall become available for use under the Plan.

     4.3 ADJUSTMENTS FOR STOCK SPLIT, STOCK DIVIDEND, ETC. If the Company shall at any time increase or decrease the number of its outstanding Shares of Stock, or change in any way the rights and privileges of such Shares by means of the payment of a stock dividend or any other distribution upon such Shares payable in Stock, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Stock, except in connection with an initial public offering, then in relation to the Stock that is affected by one or more of the above events, such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under this Plan, then the Administrative Committee shall, in such manner as the Administrative Committee may deem equitable and appropriate, make such adjustments to any or all of (i) the number and kind of Shares which thereafter may be made subject to the benefits contemplated by the Plan, (ii) the number and kind of Shares subject to outstanding Options, and (iii) the purchase or exercise price with respect to any of the foregoing, provided, however, that the number of Shares subject to any Option shall always be a whole number.

     4.4 GENERAL ADJUSTMENT RULES. If any adjustment or substitution provided for in this Section 4 shall result in the creation of a fractional Share under any Option, the Company shall, in lieu of issuing such fractional Share, pay to the Option Holder a cash sum in an amount equal to the product of such fraction multiplied by the Fair Market Value of a Share on the date the fractional Share otherwise would have been issued.

                                    SECTION 5
                                  STOCK OPTIONS

     5.1 FORM OF OPTIONS. The Options granted under the Plan shall be automatic and non-discretionary and shall be Nonstatutory Stock Options ("NSOs").

     5.2 OPTION AGREEMENTS. Each Option granted under the Plan shall be evidenced by a written stock option agreement which shall be entered into by the Company and the Option Holder, and which shall contain the following terms and conditions. In the event of any inconsistency between the provisions of the Plan and any such agreement entered into hereunder, the provisions of the Plan shall govern.

         (a) Scheduled Option Grants. Eligible Directors shall be eligible to receive Options as follows, which options shall be subject to the vesting schedule set forth in Subsection 5.2(b) below and subject to adjustment pursuant to Section 4.3 hereof:

             (i) (A) Upon the Effective Date of this Plan each existing Eligible Non-Employee Director as of said date shall be granted an Option to purchase 30,000 Shares of Stock. Additionally, an option to purchase 25,000 Shares of Stock will be granted under the Plan to each non-employee who, after the Effective Date of the Plan, is first elected or appointed to serve as a Director of the Company, such grant to be effective at the date of such first election or appointment.

                 (B) At the close of business on the day of the Company's annual meeting of stockholders at which Directors (or a class of Directors if the Company then has a classified Board of Directors) are re-elected by the Company's stockholders, an Option to purchase 20,000 Shares of Stock will be granted to each Eligible Non-Employee Director.

            (ii) (A) Upon the Effective Date of this Plan each existing
Eligible Employee Director as of said date shall be granted an Option to purchase 20,000 Shares of Stock. Additionally, an option to purchase 15,000 Shares of Stock will be granted under the Plan to each employee who, after the Effective Date of the Plan, is first elected or appointed to serve as a Director of the Company, such grant to be effective at the date of such first election or appointment.

                 (B) At the close of business on the day of the Company's annual meeting of stockholders at which Directors (or a class of Directors if the Company then has a classified Board of Directors) are re-elected by the Company's stockholders, an Option to purchase 10,000 Shares of Stock will be granted to each Eligible Employee Director.

           (iii) The foregoing notwithstanding, no Director may be granted an Option more than once during any one calendar year under the Plan. In addition, any Eligible Director who is elected to a committee of the Board of Directors shall be granted an additional option to purchase 5,000 Shares of Stock.

         (b) Vesting. Each Eligible Director shall vest in his or her Options as follows:

             (i) Eligible Directors granted Options under this Plan shall vest according to the following schedule: (1) Options to purchase one half (1/2) of the Shares to which such Option relates shall vest immediately upon grant, (2) If the Eligible Director has continued to serve as a director of the Company for the entirety of the Plan Year in which the grant of an Option is made, he/she shall vest in Options to purchase one quarter (1/4) of the Shares of Stock to which such options relate; and (3) if the Eligible Director has continued to serve as a director of the Company for the entirety of the second Plan Year following the Plan Year in which the Option grant is made, he/she shall vest in the remaining one quarter (1/4) of the Shares of Stock to which such Option relates.

         (c) Price. The Option Price per Share of Stock for the Shares to be purchased pursuant to the exercise of any Option shall be 100% of the Fair Market Value of a Share of Stock on the date on which the Eligible Director is granted the Option.

         (d) Duration of Options. Each stock option agreement shall state the period of time within which the Option may be exercised by the Option Holder (the "OPTION PERIOD"). The Option Period must expire, in all cases, not more than ten (10) years from the date an Option is granted. Notwithstanding any other provision of the Plan, any Option Holder who is subject to Section 16 of the 1934 Act may not exercise any portion of an Option during the first six months following the grant of such Option, except that this limitation shall not apply in the event of the Option Holder's death or Disability during such six-month period or unless otherwise allowed by law.

         (e) Termination of Director Status, Death, or Disability. Each stock option agreement shall provide as follows with respect to the exercise of the Option upon termination of the Option Holder's term as a director of the Company, or the death or Disability of the Option Holder:

             (i) If the Option Holder dies, or if the Option Holder becomes Disabled during the Option Period while such a director of the Company, or within the three-month period referred to in (ii) below, the Option may be exercised by those entitled to do so under the Option Holder's will or by the laws of descent and distribution within twelve months following the Option Holder's death or Disability, but not thereafter. In any such case, the Option may be exercised only as to the Shares as to which the Option had become exercisable on or before the date of the Option Holder's death or Disability.

             (ii) If the Option Holder's term as a director of the Company is terminated within the Option Period for any reason other than Disability or the Option Holder's death, the Option may be exercised by the Option Holder within three months following the date of such termination (provided that such exercise must occur within the Option Period), but not thereafter.

         (f) Transferability. Each stock option agreement shall provide that the Option granted therein is not transferable by the Option Holder except by will or pursuant to the laws of descent and distribution, and that such Option is exercisable during the Option Holder's lifetime only by him or her, or in the event of Disability or incapacity, by his or her guardian or legal representative.

     (g) Exercise, Payments, etc.

         (i) Each stock option agreement shall provide that the method for exercising the Option granted therein shall be by delivery to the Company of written notice specifying the particular Option (or portion thereof) which is being exercised, the number of Shares with respect to which such Option is exercised and including payment of the Option Price. Such notice shall be in a form satisfactory to the Administrative Committee. An Option for the purchase of Shares granted hereunder may be exercised either in whole at any time, or from time to time in part in lots of no less than 100 Shares or multiples thereof or, in the event any balance as to which the Option remains unexercised shall be less than 100 Shares, in a lot equal to such balance. The exercise of the Option shall be deemed effective upon receipt of such notice by the Company and payment to the Company of the Option Price. The purchase of such Stock shall take place at the principal offices of the Company upon delivery of such notice, at which time the purchase price of the Stock shall be paid in full by any of the methods or any combination of the methods set forth in (ii) below. A properly executed certificate or certificates representing the Stock shall be issued by the Company and delivered to the Option Holder.

         (ii) The exercise price shall be paid by any of the following methods or any combination of the following methods:

              (A) in cash;

              (B) by cashier's check payable to the order of the Company;

              (C) a notice that the holder of the Option surrenders to the Company, from the total number of Shares as to which the Option is exercised, that number of Shares having a Fair Market Value on the date of exercise equal to the exercise price for the total number of Shares as to which the Option is exercised;

              (D) delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds required to pay the exercise price;

              (E) by delivery to the Company of certificates representing the number of Shares then owned by the Option Holder, the Fair Market Value of which equals the purchase price of the Stock purchased pursuant to the Option, properly endorsed for transfer to the Company; provided however, that Shares used for this purpose must have been held by the Option Holder for such minimum period of time as may be established from time to time by the Administrative Committee. The Fair Market Value of any Shares delivered in payment of the purchase price upon exercise of the Option shall be the Fair Market Value as of the exercise date and the exercise date shall be the day of the delivery of the certificates for the Stock used as payment of the Option Price.

         (h) Date of Grant. An Option shall be considered as having been granted on the date specified in Section 5.2(a).

     5.3 STOCKHOLDER PRIVILEGES. Prior to the exercise of the Option and the transfer of Shares to the Option Holder, an Option Holder shall have no rights as a stockholder with respect to any Shares subject to any Option granted to such person under this Plan, and until the Option Holder becomes the holder of record of such Stock, no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date such Option Holder becomes the holder of record of such Stock, except as provided in Section 4.

                                    SECTION 6
                                CHANGE IN CONTROL

     6.1 CHANGE IN CONTROL. In the event of a change in control of the Company, as defined in Section 6.2, notwithstanding any contrary vesting schedules or other restrictions on exercise contained herein each outstanding Option shall become exercisable in full in respect of the aggregate number of Shares covered thereby regardless of any restrictions provided herein, upon the occurrence of the events described in clause (a) and (b) of Section 6.2 or immediately prior to the consummation of the events described in clause (c) of Section 6.2, and the Administrative Committee, in its sole discretion, without obtaining stockholder approval, to the extent permitted in Section 9, may take any or all of the following actions: (a) grant a cash bonus award to any Option Holder in an amount necessary to pay the Option Price of all or any portion of the Options then held by such Option Holder; (b) pay cash to any or all Option Holders in exchange for the cancellation of their outstanding Options in an amount equal to the difference between the Option Price of such Options and the greater of the tender offer price for the underlying Stock or the Fair Market Value of the Stock on the date of the cancellation of the Options; and (c) make any other adjustments or amendments to the outstanding Options. Notwithstanding the foregoing, unless otherwise provided in the applicable stock option agreement, the Administrative Committee may, in its discretion, determine that any or all outstanding Options granted pursuant to the Plan will not vest or become exercisable on an accelerated basis in connection with an event described in clause (c) of Section 6.2 and/or will not terminate if not exercised prior to consummation of such event, if the Board or the surviving or acquiring corporation, as the case may be, shall have taken or made effective provision for the taking of, such action as in the opinion of the Administrative Committee is equitable and appropriate to substitute a new Option for such Option or to assume such Option and in order to make such new or assumed Option, as nearly as may be practicable, equivalent to the old Option (before giving effect to any acceleration of the vesting or exercisability thereof), taking into account, to the extent applicable, the kind and amount of securities, cash or other assets into or for which the Stock may be changed, converted or exchanged in connection with such event.

     6.2 DEFINITION. A "change in control" shall be deemed to have occurred if
(a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the 1934 Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the

Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than 50% of the then outstanding voting stock of the Company; or (b) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders approve a plan or complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or (c) a tender offer or exchange offer to acquire securities of the Company (other than such an offer made by the Company or any subsidiary), whether or not such offer is approved or opposed by the Board is made to acquire securities of the Company entitling the holders thereof to 50% or more of the voting power in the election of directors of the Company.

     6.3 GOLDEN PARACHUTE PAYMENTS. If the provisions of this Section would result in the receipt by any Option Holder of a payment within the meaning of Code Section 280G and the regulations thereunder and if the receipt of such payment would result in the imposition of any excise tax under Code Sections 280G and 4999, then the amount of such payment will be reduced to the extent required, in the opinion of independent tax counsel, to prevent the imposition of such excise tax; provided, however, that the Administrative Committee, in its sole discretion, may authorize the payment of all or any portion of the amount of such reduction to the Option Holder. In such event, the Company will have no obligation or liability with respect to the Option Holder for the amount of any excise tax imposed on the Option Holder under Code Sections 280G and 4999.

                                    SECTION 7
                RIGHTS OF ELIGIBLE DIRECTORS' AND OPTION HOLDERS

     7.1 EMPLOYMENT. Nothing contained in the Plan or in any Option shall confer upon any Eligible Director any right or expectation with respect to the continuation of his or her status as a director of the Company.

     7.2 DIRECTORSHIP OF COMPANY. Nothing in this Plan shall interfere in any way with the right of the stockholders of the Company to remove the Option Holder from the Board pursuant to applicable state laws and the Company's Articles of Incorporation and Bylaws.

     7.3 NON-TRANSFERABILITY. No right or interest of any Option Holder in an Option granted pursuant to the Plan shall be assignable or transferable during the lifetime of the Option Holder, either voluntarily or involuntarily, or be subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. In the event or an Option Holder's death, an Option Holder's rights and interests in Options shall, to the extent provided in Section 5, be transferable by testamentary will or the laws of decent and distribution. In the opinion of the Administrative Committee, if an

Option Holder is disabled from caring for his or her affairs because of mental condition, physical condition or age, such Option Holder's Options shall be exercised by such person's guardian, conservator or other legal personal representative upon furnishing the Administrative Committee with evidence satisfactory to the Administrative Committee of such status.

                                    SECTION 8
                              GENERAL RESTRICTIONS

     8.1 INVESTMENT REPRESENTATIONS. The Company may require any Option Holder, as a condition of exercising such Option or receiving Stock under the Option, to give written assurances, in the substance and form satisfactory to the Company and its counsel, to the effect that such person is acquiring the Stock subject to the Option for his/her own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws. Legends evidencing such restrictions may be placed on the certificates evidencing the Stock.

     8.2 COMPLIANCE WITH SECURITIES LAWS. Each Option shall be subject to the requirement that, if at any time counsel to the Company shall determine that the listing registration or qualification of the Shares subject to such Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of Shares thereunder, such Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Administrative Committee. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification.

     8.3 STOCK RESTRICTION AGREEMENT. The Administrative Committee may provide that Shares of Stock issuable upon the exercise of an Option shall, under certain conditions, be subject to restrictions whereby the Company has a right of first refusal with respect to such Shares or a right or obligation to repurchase all or a portion of such Shares, which restrictions may survive an Option Holder's term of employment or term of service with the Company.

                                    SECTION 9
                  PLAN AMENDMENT, MODIFICATION AND TERMINATION

     9.1 The Board may at any time terminate, and from time-to-time may amend or modify, the Plan; provided, however, that no amendment or modification may become effective without approval of the amendment or modification by the stockholders if stockholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, or if the Company, on the advice of counsel, determines that stockholder approval otherwise is necessary or desirable.

     9.2 No amendment, modification or termination of the Plan shall in any manner adversely affect any Options theretofore granted under the Plan without the consent of the Option Holder holding such Options.

                                   SECTION 10
                           NON-EXCLUSIVITY OF THE PLAN

     10.1 Neither the adoption of the Plan by the Board nor the submission of the Plan to stockholders of the Company for approval shall be construed as creating any limitations on the power or authority of the Board to adopt such other or additional incentive or other compensation arrangements of whatever nature as the Board may deem necessary or desirable or preclude or limit the continuation of any other plan, practice or arrangement for the payment of compensation or fringe benefits to non-employee directors generally.

                                   SECTION 11
                               REQUIREMENTS OF LAW

     11.1 REQUIREMENTS OF LAW. The issuance of Stock and the payment of cash pursuant to the Plan shall be subject to all applicable laws, rules and regulations.

     11.2 FEDERAL SECURITIES LAW REQUIREMENTS. With respect to Eligible Directors subject to Section 16 of the 1934 Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the Plan or action by the Administrative Committee fails to so comply, it shall be deemed null and void with respect to such Eligible Director, to the extent permitted by law and deemed advisable by the Administrative Committee.

     11.3 GOVERNING LAW. The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of New York.

                                   SECTION 12
                              DURATION OF THE PLAN

     The Plan shall terminate at such time as may be determined by the Board, and no Option shall be granted after such termination. If not sooner terminated under the preceding sentence, the Plan shall fully cease and expire at midnight on the date that is June 30, 2009. Options outstanding at the time of the Plan termination may continue to be exercised in accordance with their terms.